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                                                    EXHIBIT 12.2

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS Dollars in 000's


                                                                               Year Ended December 31,
                                                        --------------------------------------------------------------------
                                                          1998           1997           1996          1995           1994
                                                        --------        -------        -------        -------        -------
Earnings:
   Earnings/(Loss) from Continuing Operations            (42,000)       742,000        596,000        461,000        506,000
   Add back
     Fixed charges less interest capitalized              85,693         72,035         78,593         43,771         30,163
                                                        --------        -------        -------        -------        -------
       Total earnings                                     43,693        814,035        674,593        504,771        536,163
                                                        --------        -------        -------        -------        -------
                                                        --------        -------        -------        -------        -------
Fixed Charges:
   Interest, capitalized and expensed                      3,693          3,735            593            771          2,163
   Interest component of rental payments                  82,000         72,000         78,000         43,000         28,000
   Convertible Preferred Stock Dividends                  45,841         46,748         46,748         11,688             --
                                                        --------        -------        -------        -------        -------
       Total fixed charges                               131,534        122,483        125,341         55,459         30,163
                                                        --------        -------        -------        -------        -------
                                                        --------        -------        -------        -------        -------
Preferred Stock Dividends:
   Amount declared                                        28,192        28,750          28,750          7,188             --
                                                        --------        -------        -------        -------        -------
   Gross up to pretax based on 38.5% effective tax rate   45,841        46,748          46,748         11,688             --
                                                        --------        -------        -------        -------        -------
                                                        --------        -------        -------        -------        -------
Ratio of Earnings to Fixed Charges and
   Preferred Stock Dividends                                 NM*           6.65           5.38           9.10          17.78
                                                        --------        -------        -------        -------        -------
                                                        --------        -------        -------        -------        -------

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* Not meaningful.

For purposes of computing this ratio, earnings represent income from continuing operations before extraordinary items. Fixed charges represent interest expense, including amounts capitalized plus the interest factor in rental expense and preferred stock dividend requirements, adjusted to a pretax basis on the outstanding preferred stock of United HealthCare. Earnings were insufficient to cover fixed charges by $88,000 for the year ended December 31, 1998. Excluding the realignment charge of $725 million taken by United HealthCare in the second quarter of 1998, the pro forma ratio of earnings to fixed charges and preferred stock dividends for the year ended December 31, 1998 would have been 5.84.